Exhibit 21

BLACK HILLS CORPORATION
SUBSIDIARIES

December 31, 2015

	Subsidiary Name	State of Origin	BHC's Ownership	Description of Subsidiary's Authorized Capital Stock, if not wholly owned
1.	Black Hills Cabresto Pipeline, LLC	Delaware	100%	N/A
2.	Black Hills/Colorado Electric Utility Company, LP	Delaware	100%	N/A
3.	Black Hills/Colorado Gas Utility Company, LP	Delaware	100%	N/A
4.	Black Hills/Colorado Utility Company, LLC	Colorado	100%	N/A
5.	Black Hills/Colorado Utility Company II, LLC	Colorado	100%	N/A
6.	Black Hills Colorado IPP, LLC	South Dakota	100%	N/A
7.	Black Hills Electric Generation, LLC	South Dakota	100%	N/A
8.	Black Hills Exploration and Production, Inc.	Wyoming	100%	N/A
9.	Black Hills Gas Resources, Inc.	Colorado	100%	N/A
10.	Black Hills Gas Holdings Corp.	Colorado	100%	N/A
11.	Black Hills/Iowa Gas Utility Company, LLC	Delaware	100%	N/A
12.	Black Hills/Kansas Gas Utility Company, LLC	Kansas	100%	N/A
13.	Black Hills Midstream, LLC	South Dakota	100%	N/A
14.	Black Hills/Nebraska Gas Utility Company, LLC	Delaware	100%	N/A
15.	Black Hills Non-regulated Holdings, LLC	South Dakota	100%	N/A
16.	Black Hills Northwest Wyoming Gas Utility Company, LLC	Wyoming	100%	N/A
17.	Black Hills Plateau Production, LLC	Delaware	100%	N/A
18.	Black Hills Power, Inc.	South Dakota	100%	N/A
19.	Black Hills Service Company, LLC	South Dakota	100%	N/A
20.	Black Hills Shoshone Pipeline, LLC	Wyoming	100%	N/A
21.	Black Hills Utility Holdings, Inc.	South Dakota	100%	N/A
22.	Black Hills Wyoming, LLC	Wyoming	100%	N/A
23.	Cheyenne Light, Fuel and Power Company	Wyoming	100%	N/A
24.	Generation Development Company, LLC	South Dakota	100%	N/A
25.	Mallon Oil Company, Sucursal Costa Rica	Costa Rica	100%	N/A
26.	Wyodak Resources Development Corp.	Delaware	100%	N/A